Exhibit 10.13

FORM OF

AGREEMENT FOR THE PAYMENT OF BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT

AGREEMENT dated as of                      , 20    (the “Effective Date”) between Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), and                     (the “Executive”),

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the benefits to be provided to the Executive in the event that his or her employment terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) Cause. “Cause” shall mean:

(i) the Executive’s willful and continuous failure to substantially perform his or her material duties (other than a failure due to a Disability);

(ii) the commission of any activities constituting a violation or breach under any federal, state or local law or regulation applicable to the activities of the Company, as determined in the reasonable judgment of the Company;

(iii) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause significant damage to the property or business of the Company;

(iv) repeated absences from work such that the Executive is unable to perform his or her employment or other duties in all material respects, other than due to Disability;

(v) admission or conviction of, or plea of nolo contendere, to any felony that, in the reasonable judgment of the Company, adversely affects the Company’s reputation or the Executive’s ability to carry out the obligations of his or her employment or services;

(vi) loss of any license or registration that is necessary for the Executive to perform his or her duties for the Company;

(vii) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, as determined in the reasonable judgment of the Company;

(viii) any act or omission in violation or disregard of the Company’s policies, including but not limited to the Company’s harassment and discrimination policies and Standards of Conduct then in effect, in such a manner as to cause significant loss, damage or injury to the Company’s property, reputation or employees;

provided, however, that no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company. Any act or failure to act (A) based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, (B) implementing in good faith the advice of counsel for the Company or (C) that meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time Cause would otherwise arise, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

(b) Change in Control. A “Change in Control” shall be deemed to have occurred if, prior to the Executive’s Termination of Employment:

(i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as in effect on the date of this Agreement) (1) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on the date of this Agreement) of 50% or more of the total fair market value or total voting power of the Company (“Voting Securities”) or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing 30% or more of the Voting Securities, excluding, in each case, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (D) the acquisition of additional stock or voting power by a person considered to own more than 50% of the total fair market value or Voting Securities in the case of clause (1) of this clause (i) or by a person considered to own more than 30% of the Voting Securities in the case of clause (2) of this clause (i) or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) more than 50% of the members of the Board of Directors of the Company (the “Board”) shall, during a 12-month period, cease to be Continuing Directors (which term, as used herein, means the directors of the Company: (A) who were members of the Board on the date hereof; or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

(iii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof: (A) the stockholders of the Company immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company , either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction; (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on the date hereof)), directly or indirectly, 30% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction, and (C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors.

(c) Change in Control Benefit. “Change in Control Benefit” shall refer to any special or enhanced benefits described in Section 3 below to which the Executive may become entitled if his or her employment terminates for one of the reasons listed in Section 2(a) within the 24-month period following a Change in Control.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” shall mean a physical or mental illness that results in the Executive’s absence from the full-time performance of his or her duties for 180 consecutive calendar days and within 30 days after the Notice of Termination is given to the Executive by the Company, the Executive shall not have returned to full-time performance of his or her duties.

(f) Good Reason. Termination of employment by the Executive for Good Reason shall be deemed to have occurred only if the Executive terminates his or her employment and provides a Notice of Termination to the Company prior to such date for any of the following reasons:

(i) a material change in the Executive’s duties, responsibilities and status, or, in the event of a Change in Control, a material change in Executive’s reporting responsibilities, titles or offices as in effect at the time of a Change in Control;

(ii) a material reduction in the Executive’s then current base salary;

(iii) material reduction in the value of the benefits provided to the Executive (other than those plans or improvements that have expired in accordance with their original terms); provided that Good Reason shall not exist to the extent such benefits are similarly reduced or eliminated with respect to similarly situated senior executives of the Company;

(iv) after a Change in Control, the target bonus awarded by the Company’s Compensation and Stock Option Committee to Executive under the Annual Executive Incentive Compensation Plan of the Company (“Incentive Plan”) subsequent to a Change in Control is materially less than such amount last awarded to Executive prior to a Change in Control;

(v) after a Change in Control, the sum of the Executive’s base salary and amount paid to him or her as incentive compensation under the Incentive Plan for the calendar year in which the Change in Control occurs or any subsequent year is materially less than the sum of the Executive’s base salary and the amount awarded (whether or not fully paid) to him or her as incentive compensation under the Incentive Plan for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was materially greater;

(vi) the relocation of the offices at which Executive is employed to a location more than 35 miles away or the Company requiring Executive to be based anywhere other than at a Company office within 35 miles of the offices at which the Executive is employed, except for required travel on Company business to an extent substantially consistent with Executive’s position;

(vii) any failure of the Company to comply with and satisfy Section 8;

(viii) any purported termination of the Executive’s employment by the Company which does not comply with Section 1(g) below. For the avoidance of doubt, such purported termination shall not be effective, but shall constitute Good Reason entitling the Executive to terminate his or her employment in accordance with this Section 1(f);

provided, further, that the Executive must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice, and the Executive must terminate employment no later than two (2) years following the initial existence of the Good Reason condition identified in such written notice.

(g) Notice of Termination. “Notice of Termination” shall mean a written notice sent by the Executive or the Company to the other party, describing the reasons for the termination of the Executive’s employment and including specific reference to the provision(s) of this Agreement at issue. Such Notice of Termination must be provided by the party seeking to terminate the Executive’s employment within 90 days of the existence of either Cause or Good Reason, as applicable, and the party receiving the Notice of Termination shall be given 30 days to remedy such situation (to the extent applicable).

(h) Termination Date. “Termination Date” shall mean:

(i) in the case of Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such 30-day period;

(ii) in the case of Cause, the date on which Notice of Termination is given;

(iii) in the case of Good Reason, 30 days after the Notice of Termination is given, provided that the Company has not either remedied the conditions giving rise to Good Reason or waived its right to do so; and

(iv) in the event that employment is terminated for any other reason, the date on which the Executive ceases to perform his or her duties for the Company;

provided, however, that, if within 30 days after any Notice of Termination is given, the receiving party notifies the other party that a dispute exists concerning the reasons for such termination of employment, the Termination Date shall be the date finally determined, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), to be the date that the Executive’s employment terminated; provided further, however, that if such dispute is resolved in favor of the Company, the Termination Date shall be the date determined under clauses (i) through (iv) of this Section 1(h).

2. Entitlement to Benefits. The Executive shall be entitled to the benefits described in Section 3 below if:

(a) the Executive’s employment is terminated either by the Company for reasons other than Disability or Cause or by the Executive for Good Reason; provided, however, that, in order for the Executive to be eligible for any Change in Control Benefits, such termination of employment must occur within 24 months after a Change in Control of the Company;

(b) the Executive’s Termination Date occurs while this Agreement is in effect; and

(c) a Notice of Termination is provided in a timely manner (as described in Section 1(g)) prior to the Executive’s Termination Date by the Company (in the case of termination other than for Disability or Cause) or the Executive (in the case of termination for Good Reason).

Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s Termination Date, facts and circumstances are discovered that would have justified a termination for Cause. In such event, the Company shall immediately cease any and all payments and benefits being paid or provided to the Executive under Section 3 and the Executive shall repay to the Company within thirty (30) days all amounts previously paid to him or her pursuant to Section 3.

Nothing in this Agreement is intended to create or imply a promise or contract of employment for a specified term and either Executive or the Company may terminate the employment relationship at any time, with or without Cause or Good Reason, and with or without notice; provided, however, that the Executive shall not be entitled to any benefits under this Agreement in the event his or her employment is terminated by the Company for Disability or Cause, by the Executive other than for Good Reason or following the Executive’s death or the expiration of this Agreement. This Agreement shall have no effect on any obligations that the Company may have to the Executive if his or her employment terminates under circumstances not described herein.

3. Benefits Upon Termination of Employment. Notwithstanding the provisions of Section 2 above, in order to receive the benefits described in paragraphs (b), (c), (d) and (e) below, the Executive must timely deliver and not revoke an executed release of legal claims against the Company and its affiliates within the timelines set forth therein.

(a) Accrued Pay. The Company shall pay the Executive any base salary or vacation accrued but unpaid through his or her Termination Date.

(b) Severance Pay. The Company shall pay severance benefits to the Executive equal to the product of [one and one-half (1.5)][two (2)] times the sum of the following amounts, subject to any applicable limitations in Sections 3(f) and 3(g) below:

(i) his or her annual base salary as in effect on the Effective Date, or, if applicable, the date of a Change in Control, plus

(ii) his or her target annual bonus under the Incentive Plan in effect in the calendar year in which the Termination Date occurs, plus

(iii) the amount that would have been required to be allocated to the Executive’s account (assuming that he elected the maximum employee contribution) for the year immediately preceding the year in which the Termination Date occurs under the Company’s 401(k) retirement plan, including the Company 401(k) matching contribution, and the profit-sharing provisions of the Company’s Supplemental Plan (the “Supplemental Plan”);

Such severance amounts described above shall be paid to the Executive in regular installments through the Company’s normal payroll process and on the Company’s normal payroll dates commencing within 90 days following his or her Termination Date; provided, however, that if such 90-day period begins in a first taxable year and ends in a second taxable year, such severance amounts shall commence no earlier than the first payroll date of the second taxable year.

Notwithstanding anything to the contrary in this Section 3(b), for purposes of calculating a Change in Control Benefit, the multiplier in Section 3(b) above shall be changed to [two (2)][three (3)] and the severance benefit shall be paid to the Executive in a single lump sum payment within 30 days following the Executive’s Termination Date; provided, however, that if such 30-day period begins in a first taxable year and ends in a second taxable year, such lump sum payment shall be paid to the Executive in the second taxable year.

(c) Continued Benefits Coverage. The Company shall maintain for the Executive’s benefit all employee life, health, accident, and medical plan coverage(s) that Executive was receiving immediately prior to his or her Termination Date, provided that his or her continued participation is allowed under the terms of such plans. The Company shall maintain such coverage(s) following the Executive’s Termination Date for [18][24] months, or, if the Executive is entitled to a Change in Control Benefit, [two (2)][three (3)] years. With respect to any continued health coverage (medical, dental and vision), the Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and such coverage shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If the Company continues to provide the continued health coverage described in this Section 3(c) after the applicable period of COBRA coverage would have otherwise expired, the Executive may be taxed on the value of such coverage. No other welfare or fringe benefits shall be provided except as specifically provided in this Section 3(c).

(d) Incentive Compensation. The following amounts shall become payable to the Executive following his or her Termination Date, as of the date that annual incentive awards are normally paid by the Company:

(i) any unpaid amounts awarded to the Executive as incentive compensation under the Incentive Plan for the calendar year immediately preceding the year in which the Termination Date occurs; and

(ii) an amount equal to the award the Executive would have received under the Incentive Plan based upon actual Company performance for the calendar year in which the Termination Date occurs, prorated for the portion of the calendar year during which the Executive was employed.

(e) Unvested Retirement Savings Benefits. If the Executive is entitled to a Change in Control Benefit, the Company shall pay to the Executive as additional severance pay in a lump sum an amount, if any, equal to the nonvested portion of his or her account balances under the Company’s 401(k) retirement plan and the defined contribution plan of any affiliate of the Company in which there is maintained for him or her an account balance which is not fully vested. Such payment shall be paid to the Executive in a lump sum payment within 30 days following the Executive’s Termination Date; provided, however, that if such 30-day period begins in a first taxable year and ends in a second taxable year, such lump sum payment shall be paid to the Executive in the second taxable year.

(f) Tax Withholding. The Company may withhold from any benefits payable under this Agreement any applicable federal, state, city or other taxes as required by law.

(g) Time of Payment for Specified Employees. Notwithstanding any provision of this Section 3 to the contrary, if the Executive is a “specified employee” of the Company (as defined in Section 409A of the Code), amounts that would otherwise have been paid to or on behalf of the Executive under the foregoing provisions of this Section 3 (but excluding amounts described in paragraph 3(c) above) during the six-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six-month anniversary of the Termination Date.

(h) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or by any other compensation.

(i) No Other Severance Benefits. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company, its affiliates or any of their predecessors, including but not limited to any severance pay program or other documents covering salaried or executive employees generally maintained by the Company, any of its affiliates or subsidiaries. To the extent severance payments or benefits are required under any applicable local law or otherwise, benefits payable under this Agreement shall be reduced to the extent of any such severance payments or benefits (including, but not limited to, any laws requiring payment in lieu of notice upon the Executive’s termination of employment).

4. Certain Reductions Due to Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event it shall be (or is subsequently) determined that any payment, distribution or acceleration of vesting by the Company to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise (any such payment, distribution or acceleration of vesting being referred to as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change in Control Benefit payable to the Executive under this Agreement shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”) if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the Excise Tax and any interest or penalties payable with respect to the Excise Tax) of the unreduced Change in Control Benefit payable to the Executive. If the Change in Control Benefit is required to be reduced pursuant to this Section 4, there shall be no discretion in the ordering of the Payments payable under this Agreement so reduced, and such reductions shall be applied in the order which results in the best economic benefit to Executive; and to the extent such ordering of reductions is economically equivalent, such Payments shall be reduced on a pro rata basis.

5. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on the Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”); provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. In addition, to the extent necessary to comply with Section 409A of the Code, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Section 409A(a) (2)(A)(i) of the Code and final Treasury Regulations and other Internal Revenue Service guidance thereunder.

6. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that he or she will have access to highly confidential information of the Company and its affiliates, including, but not limited to: financial information, supply and service information, marketing information, personnel data, customer lists, business and financial plans and strategies, and product costs, sources and pricing. The Company and the Executive consider it imperative that all such information (“Confidential Trade Secrets”) be held in complete confidence and trust. Accordingly, the Executive agrees that, notwithstanding any other provision of this Agreement to the contrary, during and following the Executive’s Termination Date with the Company, regardless of the reasons that such employment might end, the Executive will:

(i) hold all Confidential Trade Secrets in confidence and not discuss, communicate, disclose or transmit to others, or make any unauthorized copy of or use the Confidential Trade Secrets in any capacity, position or business unrelated to the Company;

(ii) use the Confidential Trade Secrets only in furtherance of proper Company employment related business reasons; and

(iii) take all reasonable action that the Company deems necessary and appropriate to prevent unauthorized use or disclosure of or to protect the Confidential Trade Secrets.

Notwithstanding the foregoing, it is understood and agreed that the Executive’s obligations under this Section 6(a) do not extend to any knowledge or information which is or may become available to the public or to competitors other than by disclosure by the Executive in breach of this Agreement nor to any information the Executive may learn or develop independent of the Confidential Trade Secrets, nor to disclosure compelled by judicial or administrative proceeding after the Executive diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

(b) Loyalty; Non-Solicitation. The Executive further acknowledges that the loyalty and dedicated service of the Company’s and its affiliates’ employees is critical to the Company’s business. Accordingly, the Executive agrees that during and for a period of twelve (12) months after the Executive’s Termination Date, regardless of the reasons for the termination of employment, he or she will not, without the prior written consent of the Company, induce or attempt to induce any employee or agency representative of the Company or any of its affiliates to leave the employment or representation of the Company or of any affiliate. The Executive also agrees that during and after his or her employment, he will not take any action, or make any statements, that discredit or disparage the Company or its affiliates, or its or their officers, directors, employees or products. The Company agrees that it will not take any action or make any statements during and after Executive’s employment that discredit or disparage the Executive. The two preceding sentences shall not apply to statements made in papers filed in good faith with a court of law in connection with a lawsuit between the Executive and the Company or any of its affiliates.

(c) Non-Competition. The Executive acknowledges that the Company and its affiliates have invested time and money in establishing or planning to establish one or more aspects of its business throughout the United States, Australia, Canada, Asia, Mexico and Europe. Therefore, the Executive agrees that during his or her employment by the Company and for a period of 12 months after the Executive’s Termination Date, the Executive will not:

(i) directly or indirectly, individually engage in nor be competitively employed or retained by, or render any competing services for, or be financially interested in, any firm or corporation engaged in any business in the United States, Australia, Canada, Asia, Mexico or Europe which competes with any business in which the Company or any of its affiliates was engaged during the two-year period preceding the Executive’s Termination Date, including, but not limited to any business in which, during such two-year period, the Executive was involved in the Company’s or any affiliate’s planning to enter such business. Notwithstanding the foregoing, this restriction shall not apply to:

(A) the purchase by the Executive of stock not to exceed 5% of the outstanding shares of capital stock or any corporation whose securities are listed on any national securities exchange; or

(B) the employment of the Executive by a non-competitive subsidiary or non-competitive affiliated entity of a competitor of the Company upon the Company’s written consent, which consent shall not be unreasonably withheld.

(ii) solicit business from nor directly or indirectly cause others to solicit business that competes with the Company’s line of products from any entities which have been customers of the Company during the Executive’s employment or which were targeted as potential customers during the twelve (12) months preceding the Executive’s Termination Date;

provided, however, that the provisions of this Section 6(c) shall not apply if the Executive’s Termination Date occurs after a Change in Control.

(d) Remedies. The Executive recognizes and agrees:

(i) that the covenants and restrictions in paragraphs (a), (b) and (c) of this Section 6 are reasonable and valid and all defenses to the strict enforcement of such sections by the Company are waived by the Executive to the full extent permitted by law. In the event, however, that a court of competent jurisdiction should determine in any case that the enforcement of any provision contained in such paragraphs would not be reasonable, it is intended that enforcement of a provision which is determined by such court to be reasonable shall be given effect; and

(ii) that a breach of the covenants and restrictions in paragraphs (a), (b) or (c) of this Section 6 would result in irreparable harm to the Company which could not be compensated by money damages alone. Accordingly, the Executive agrees that should there be a breach of any or all of these provisions or a threatened breach, the Company shall be entitled to cease paying amounts under Section 3 and to offset any amounts it owes to Executive against any damage that it has suffered as a result of the breach of any of the covenants and restrictions in paragraphs (a), (b) or (c) of this Section 6 and, in addition to its other remedies, to an order enjoining any such breach or threatened breach without bond. In addition, the Executive agrees that, in the event he or she breaches any of the covenants or restrictions of paragraphs (a), (b) or (c) of this Section 6, he will promptly repay to the Company upon demand any amounts paid to him or her pursuant to Section 3. The Executive further agrees that if the Company prevails in any action to enforce these provisions, he or she will reimburse the Company for its attorney fees and costs incurred in pursuing such action.

The Company agrees that it will seek enforcement of paragraphs (a), (b) and (c) of this Section 6 only in a good faith, reasonable manner and will not seek to enforce such sections solely for malicious and punitive reasons.

7. Disputes. In the event that the Executive prevails in any action to obtain or enforce any rights under this Agreement, the Company shall pay the cost of legal fees and expenses incurred by Executive in such action, which payment shall be made directly to the provider of services within the time period required by Section 409A of the Code; provided, however that the Executive shall be required to deliver and not revoke an executed release of claims in the form attached hereto as Exhibit A (as such release may be updated from time to time to reflect legal requirements). If a dispute arises concerning the Executive’s entitlement to benefits under this Agreement following a Change in Control, the Company shall continue to pay Executive’s full base salary through the date finally determined to be his or her Termination Date.

8. Successors; Binding Agreement.

(a) The Company shall require any successor to all or substantially all of its business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), and any parent company thereof, to expressly assume and agree to perform the Company’s obligations under this Agreement.

(b) This Agreement shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her personal or legal representatives and successors in interest.

9. Term. Unless otherwise earlier terminated in writing by both parties, this Agreement shall be effective for the three (3) year period commencing on the Effective Date. At the close of such three (3) year period and on each subsequent third anniversary of the Effective Date, the Agreement shall automatically renew for an additional three (3) year period unless either party hereto shall notify the other party in writing of its intent not to renew the Agreement no less than thirty (30) days prior to the expiration of the pending term; provided, however, that if within six (6) months following the non-renewal of the Agreement by the Company, the Company executes a definitive agreement which would lead to a Change in Control, then notwithstanding any other term or provision of this Agreement, this Agreement shall be deemed not to have been terminated and will be effective in accordance with its terms through and including the date of such Change in Control (or the date on which such definitive agreement is terminated, if earlier); and provided further, that if a Change in Control occurs during the term of this Agreement, the Agreement shall remain in effect for no less than 24 months following such Change in Control. Notwithstanding the termination or expiration of this Agreement, the Restrictive Covenants provisions of Section 6 hereof shall remain in full force and effect as provided above.

10. Notice. Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Attention: General Counsel

If to the Executive:

At the address most recently on file with the Company

or to such other address as either party may designate by written notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

11. Miscellaneous.

(a) This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) No waiver by either party at any time of any breach of this Agreement by the other party shall be deemed a waiver of such provisions or conditions at any prior or subsequent time.

(d) The headings in this Agreement are included for convenience and shall not affect the meaning or interpretation of this Agreement.

(e) The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the enforceability any other provision of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts will together constitute one Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and attested to and the Executive has set his or her hand as of the date first above written.

FORTUNE BRANDS HOME & SECURITY, INC.

By:
Name:
Its:

ATTEST:

Assistant Secretary

EXECUTIVE

[Form of Waiver/Release for Executive]

CONFIDENTIAL WAIVER AGREEMENT AND GENERAL RELEASE

1.	Introduction and General Information

Signing this Confidential Waiver Agreement and General Release (the “Waiver/Release”) is one condition to receiving certain separation benefits provided by Fortune Brands Home & Security, Inc. (the “Company”) under the Agreement for the Payment of Benefits Following Termination of Employment dated                      , 2011 and currently in effect between me and the Company (the “Agreement”). I will thoroughly review and understand the effect of the Waiver/Release before signing it, and have been advised to consult an attorney before signing this Waiver/Release. I may take up to twenty-one (21) calendar days to consider whether or not to sign this Waiver/Release. However, if I wish to receive benefits under the Agreement from the Company, I must sign this Waiver/Release and return it to the Senior Vice President of Human Resources within the 21-day period.

2.	The Nature of this Waiver/Release

I, [EXECUTIVE], voluntarily and of my own free will sign this Waiver/Release because the Company is agreeing to give me something of value in return for my signing this Waiver/Release (the “Consideration”). The Consideration is described in the Agreement. I understand that in return for the Consideration to be provided to me by the Company, I am waiving and releasing any claims that I might have against the Company and certain other related persons or organizations, and will make other commitments listed below. I also understand that the Agreement and the Waiver/Release reflect the final agreement between the Company and me regarding the end of my employment.

3.	Coverage of Waiver/Release

I intend that this Waiver/Release bind not only me, but also my heirs, executors, administrators, successors and assigns. I also intend that this Waiver/Release cover the Company and the Company’s present and former employees, agents, directors, officers, representatives, servants subsidiaries, divisions, affiliates, parents, owners, partners, successors and assigns (“Released Parties”).

4.	Claims Waived and Released

By signing this Waiver/Release, and in exchange for receiving the Consideration described in the Agreement, I completely release all claims I may have against each and every one of the Released Parties, except for the Exceptions to Release described in Paragraph 5, and including any claims I ever had or now have or can have of any nature whatsoever, whether now known to me or not known, through the date of my signing of this Waiver/Release. I understand that by waiving and releasing my claims, I am giving up my right to sue any of the Released Parties based on any claim I may have on the date I sign this Waiver/Release.

My waiver, release and discharge of claims includes, but is not limited to, any claims arising in any way from my employment with the Company or the termination of my employment, subject to the Exceptions to Release, including local, state or federal law relating to:

a. Discrimination of the basis of sex, race, color, national origin, sexual orientation, religion, disability or veteran status;

b. Wrongful discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including (i) violation of public policy, (ii) breach of any express or implied covenant of any employment contract, and (iii) breach of any covenant of good faith and fair dealing;

2

c. Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634 and any applicable state or local law prohibiting age discrimination; and

d. Civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, breach of contract, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress.

[NOTE: May also include state-specific language, as applicable and required by law.]

5.	Exceptions to Release

The only claims that this Waiver/Release do not include are:

a. Any claims related to the Consideration (such as claims that I did not actually receive payment or other benefits promised me in the Agreement);

b.	Any claims related to the business expense reimbursement policy of the Company;

c. Any claims related to my rights under the employee benefits plans of the Company, as applicable to me on the date I received this Waiver/Release;

d. Any claims that controlling law clearly states may not be released by settlement or that may not be released by private agreement; and

e.	Any claims that may arise after the date this Waiver/Release is signed.

[NOTE: In many states, workers’ compensation claims cannot be waived or released privately.]

6.	21-Day Consideration Period

I have up to twenty-one (21) calendar days after receipt (the “Consideration Period”) to consider this Waiver/Release. I knowingly and voluntarily waive the remainder of the Consideration Period, if any, following the date I signed this Waiver/Release below. I have not

3

been asked by the Company to shorten my time-period for consideration of whether to sign this Waiver/Release. The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the Consideration Period nor has the Company provided different terms to me if I decide to sign the Waiver/Release prior to the expiration of the Consideration Period.

7.	Revocation Period

I understand that I have a seven-day period after signing this Waiver/Release in which to revoke or rescind my release, by informing the Company’s Senior Vice President of Human Resources in writing of my decision to revoke or rescind, and that this release will not be enforceable until the end of the seven-day period. No benefits will be paid under this Waiver/Release prior to the eighth day after I sign this Waiver/Release. I understand that following the seven-day revocation period, this Waiver/Release will be final and binding.

8.	Covenant Not to Sue

I promise that I will not file (or ask or allow anyone to file on my behalf) any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Waiver/Release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorney’s fees) related to the defense of any claims. However, this promise not to sue does not apply to non-waiveable charges or claims such as those under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although I am releasing claims that I may have under the OWBPA and ADEA, I understand that I may challenge the knowing and voluntary nature of this Waiver/Release before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. I also understand that nothing in this Waiver/Release prevents me from filing a charge or complaint with or from participating in an investigation or

4

proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Waiver/Release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set-off (a “Reduction”) against a monetary award obtained by me in the court proceeding. A Reduction never can exceed the amount I recover, or the Consideration, whichever is less. I also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.

9.	No Claims Implied

The fact that I am waiving and releasing claims I may have against the Released Parties will not be construed as a suggestion that I have any such claims.

10.	No Admission of Liability

It is agreed that this Waiver/Release and accompanying Agreement are not to be construed in any way as an admission of any liability whatsoever by any one or more of the Released Parties. I understand that any such liability has been expressly denied by the Released Parties.

11.	Confidentiality

I agree to keep the terms and provisions of this Waiver/Release and the Agreement in strictest confidence. I will not reveal to anyone, either directly or indirectly, the Consideration involved or other terms and provisions, except the following people after I have first had them promise to keep the information confidential: my personal attorney; my tax adviser; members of my immediate family. If any of those individuals disclose the Consideration and/or other terms

5

or provisions, such disclosure will be considered an indirect disclosure in breach of this provision for which I will be liable. As an exception to my obligation to keep the terms and provisions confidential, I understand that I may make disclosures of the Consideration and/or other terms and provisions as are required by law or as necessary for legitimate enforcement or compliance purposes.

12.	Additional Agreements and Representations

I further agree and represent that:

a. I have not filed any legal proceedings, complaints or charges against any of the Released Parties that have not been discontinued, withdrawn or fully and finally resolved;

b. To the best of my knowledge, and with the exception of any current and pending claims, I have not suffered any workplace injury that could be the basis for a workers’ compensation or other claim.

c. I will not encourage, urge or suggest to any former or current employee of the Company or of any other of the Released Parties that she or he should file any claim or complaint against the Company or against any other of the Released Parties. However, nothing in this provision is intended to prevent or discourage me from truthfully testifying in any court or agency proceeding, or providing information to any government agency upon request.

d. It is my responsibility together with my personal legal and tax advisers to consider the effect of this Waiver/Release and Agreement on my individual tax situation, if any. It is also my responsibility to pay any taxes that any tax authority may claim are payable. I understand that neither the Company, any other of the Released Parties, nor any of their representatives make any representation to me with respect to taxes.

6

e. I understand that I have agreed to certain obligations as described in this Waiver/Release and the Agreement and that these obligations are a material part of the agreement between the Company and me.

13.	Entire Agreement/Modification

I understand that this Waiver/Release and the Agreement supersede any prior agreement or understanding between the Company and me and, unless expressly set forth in writing otherwise, the terms offered will constitute the sole obligations of the Company to me. Except as set forth below or in the Agreement, no other promises or representations will be binding unless in writing and signed by the Company and me. This Waiver/Release and the Agreement, however, do not affect the validity or enforceability of any obligations that I undertook or agreements I signed relating to (i) intellectual property, (ii) confidentiality, or (iii) non-solicitation and/or non-competition. These obligations remain in effect and will continue to be binding. Such obligations and agreements may include without limitation (i) the duty to sign future documents (e.g., assignments, transfers, etc.) and otherwise cooperate so that intellectual property created in the course of my employment can be recorded in the name of the Company or otherwise protected and enforced, and (ii) the duty to hold in strict confidence any proprietary, confidential or trade secret information which was disclosed to me during my employment and/or (iii) the duty to refrain from soliciting Company employees and/or customers or from otherwise competing with the Company.

14.	Acknowledgments

I acknowledge that I have been advised by the Company to consult with an attorney in deciding whether to sign this Waiver/Release and Agreement prior to signing. I also acknowledge and agree that the Consideration I have received for signing this Waiver/Release is in addition to anything of value to which I was already entitled.

7

15.	Voluntary and Knowing Execution

I declare and represent that I have carefully read and fully understand the terms of this Waiver/Release and Agreement. I knowingly and voluntarily, of my own free will without any pressure or duress, being fully informed and after due deliberation, accept the terms of this Waiver/Release and Agreement in full compromise and settlement of all my claims. I sign this Waiver/Release and the Agreement as my own free act on the date indicated below.

16.	General Provisions

The headings in this Waiver/Release are for reference only, and will not in any way affect the meaning or interpretation of this Waiver/Release. I agree that this Waiver/Release may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this Waiver/Release or as a complete defense to any lawsuit. Other than this exception, I agree that if any part of this Waiver/Release is found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Waiver/Release; rather, the portion found to be void or unenforceable will be deemed not to be part of this Waiver/Release or the Agreement. I also understand that any waiver of any provision of this Waiver/Release or the Agreement will not constitute a waiver of any other provision. I understand and agree that this Waiver/Release and the Agreement may be assigned by the Company and in such case will be enforceable by the Company’s successors and assignees.

17.	Applicable Law

It is agreed that this Waiver/Release will be governed by the laws of Illinois, and in all cases will be interpreted according to its plain meaning, and not strictly for or against any party.

8

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

9

Counterparts

This Waiver/Release and the Agreement may be executed in counterparts and a fully executed photocopy or facsimile copy may be used in place of the original at any time for any purpose.

[EXECUTIVE]		Fortune Brands Home & Security, Inc.

By:
Signature

Signed this day of		Signed this day of

,		,

10